Exhibit 99.1

Riot Blockchain Announces May Production and Operations Updates

Riot shares production of 227 Bitcoin for May 2021 and shipment of 1,000 S19 Pro Antminers

CASTLE ROCK, CO. / Globe Newswire / June 10, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), one of the leading Nasdaq listed Bitcoin mining companies in the United States, announces its May production and operational updates, including its unaudited Bitcoin (“BTC“) production for May 2021 and its latest miner delivery status.

Production and Operations Updates

•	In May 2021, Riot produced 227 BTC, an increase of approximately 220% over its May 2020 production of 71 BTC.
•	Year to date through May 2021, the Company produced a total of 924 BTC, an increase of approximately 101% over its pre-halving BTC production during the same 2020 period of 460 BTC.
•	As of May 31, 2021, Riot held approximately 2,000 BTC, all of which were produced by its mining operations.

The Company plans to continue to provide monthly operational updates and unaudited production results through the end of 2021. These updates are intended to keep shareholders informed of Riot’s mining production as it continues to deploy its expanding miner fleet.

Whinstone Acquisition Completed

On May 26, 2021, Riot announced it completed its previously announced acquisition of Whinstone U.S. (“Whinstone”). Whinstone’s Bitcoin mining facility in Rockdale, TX is the largest Bitcoin mining facility in North America, as measured by its 300 MW in developed capacity. The Company announced its plans to immediately commence further development of additional capacity at Whinstone in order to rapidly bring the property to its current capacity of 750 MW. This expansion will be driven by Whinstone’s industry leading development team of over 100 employees.

Whinstone’s comprehensive energy management strategy delivers best-in-class net energy costs of approximately 2.5 cents per kWh utilizing cutting-edge technology and comprehensive analytics to deliver industry-leading low cost, reliable and responsive power.

Recent Miner Deliveries

As part of a December 2020 purchase order with Bitmain, 1,000 S19 Pro Antminers (110 TH) were shipped in late May 2021. Installation of the 1,000 miners is expected to be completed in Q2 2021, and upon full deployment of additional miners with Riot’s existing fleet, Riot will have a total of 23,946 Antminers in operation, utilizing approximately 76 megawatts (“MW”) of energy, with an estimated hash rate capacity of 2.4 exahash per second (“EH/s”).

These 1,000 S19 Pro Antminers will be deployed at the Whinstone facility alongside the previously announced shipment of 6,500 Antminers. Riot continues to receive miner shipments from Bitmain as scheduled.

Hash Rate Growth

By Q4 2022, Riot anticipates a total hash rate capacity of 7.7 EH/s, assuming full deployment of its anticipated fleet of approximately 81,146 Antminers acquired from Bitmain, 95% of which will be the latest generation S19 series model of miners. When fully deployed, the Company’s total fleet is expected to consume approximately 257.6 MW of energy, with approximately 208 MW deployed at Riot’s Whinstone facility and approximately 51 MW deployed at Coinmint LLC’s facility. This results in an overall hash rate efficiency of 33 joules per terahash (J/TH). This demonstrates Riot’s commitment to being a market leader by building one of the largest and most efficient Bitcoin mining fleets in the industry.

Sale of Coinsquare Shares

As previously announced, Riot completed the purchase transactions with Mogo Inc. (NASDAQ: MOGO) whereby Mogo cumulatively acquired 100% of the 3.4 million common shares of Coinsquare Ltd. held by Riot, in exchange for total consideration of 3.2 million shares of Mogo’s common stock, plus approximately $1.8 million in cash. With this transaction, Riot has now completely disposed of its equity investment in Coinsquare.

About Riot Blockchain, Inc.

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of Bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot is headquartered in Castle Rock, Colorado, and the Company’s mining operations are located in upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements within the meaning of the federal securities laws, including as to the effects of the acquisition by the Company of Whinstone and the future financial performance and operations of the Company and Whinstone. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. These forward-looking statements may include, but are not limited to, statements about the benefits of the acquisition of Whinstone, including financial and operating results, and the Company’s plans, objectives, expectations and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements are: (1) the integration of the businesses of the Company and Whinstone may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; and (2) failure to otherwise realize anticipated efficiencies and strategic and financial benefits from the acquisition of Whinstone. Detailed information regarding other factors that may cause actual results to differ materially from those expressed or implied by statements in this press release may be found in the Company's filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021 and subsequently amended in a filing with the SEC on April 30, 2021, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, which was filed with the SEC on May 17, 2021, and in the additional risk factors set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2021, copies of which may be obtained from the SEC's website at www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law.

For further information, please contact:

Riot Blockchain, Inc.

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

Phil McPherson

IR@RiotBlockchain.com

303-794-2000 ext. 110

SOURCE: Riot Blockchain, Inc.